Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Completes Board of Director Appointments
Admiral E. A. Burkhalter Elected Chairman. Greg Bedner, Perot Systems Executive, Named Independent Director; Cliff Sink, SteelCloud CEO, Joins Board

Herndon, VA—July 13, 2006—SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of turnkey appliance servers, network security and infrastructure solutions, and professional IT services today announced the election of Vice Admiral E. A. Burkhalter, Jr. USN (Ret.) as Chairman of the Board. Admiral Burkhalter has been a member of the SteelCloud Board since 1997.

“I am honored and very enthusiastic about becoming Chairman,” said Admiral Burkhalter. “I look forward to helping the Company succeed on all fronts, and in particular with the federal government where I have decades of experience. Our plans going forward are to move ahead purposefully with tight market focus, compelling products and a plan to concentrate on higher-margin sales.”

In a related move, Steel Cloud’s Board appointed Joseph Gregory Bedner, currently Chairman of the Board for Perot Systems Government Services, Inc., as its 5th independent member. Mr. Bedner, is also Director of the Professional Services Council, a leading advocate on legislative and regulatory policies to expand the government market for professional and technical services providers. In addition, Mr. Bedner serves on the Executive Board of Advisors for the National Center for Technology and Law. Mr. Bedner holds both a Juris Doctorate and Bachelor of Science (with high distinction) degree from George Mason University.

The Board also announced the appointment of Clifton W. Sink, SteelCloud President and CEO, as a member.

The Company’s Board now consists of Admiral Burkhalter, James Bruno, Jay M. Kaplowitz, Benjamin Krieger, Clifton W. Sink and Greg Bedner.

About SteelCloud

SteelCloud is a leading provider of turnkey appliance servers, network security and infrastructure management solutions, and professional services. SteelCloud designs and manufactures specialized servers and appliances for volume users, large integrators and OEM customers. The Company delivers IT solutions in the form of security and infrastructure software, appliances, and professional services. In addition, the Company designs and develops proprietary SteelCloud products. SteelCloud’s ISO 9001:2000 certified Quality Management System has procedures in place for continuous quality improvement in all aspects of its business. Over its 18-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.